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                                                                     EXHIBIT 5.1







                                 August 12, 1999



The Majestic Star Casino, LLC
The Majestic Star Casino Capital Corp.
One Buffington Harbor Drive
Gary, Indiana  46406-3000

                  Re: Registration Statement on Form S-4 in Connection With the Exchange Offer of 107/8% Senior Secured Notes due 2006, Series B for all of its outstanding 107/8% Senior Secured Notes due 2006, Series A

Gentlemen:

         We have acted as counsel for The Majestic Star Casino, LLC, an Indiana limited liability company (the "Company") and The Majestic Star Casino Capital Corp., an Indiana corproation ("Capital" and together with the Company, the "Issuers"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the exchange offer by the Issuers of 107/8% Senior Secured Notes due 2006, Series B (the "New Notes") for all of its outstanding 107/8% Senior Secured Notes due 2006, Series A (the "Old Notes"). The Old Notes were issued and the New Notes will be issued under an Indenture, dated as of June 18, 1999, among the Issuers and IBJ Whitehall Bank & Trust Company, as trustee (the "Indenture").

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such of the Issuers' records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         Based upon the foregoing, we are of the opinion that the New Notes, when executed and authenticated in accordance with the terms of the Indenture, and upon issuance in accordance with the terms of the exchange offer described in the prospectus constituting a part of the Registration Statement (the "Prospectus"), will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as (a) the enforceability thereof may be limited by or subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium, usury or similar laws now or hereafter affecting creditors' rights generally and (b) rights or remedies (including, without limitation, acceleration, specific performance and injunctive relief)
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The Majestic Star Casino, LLC
The Majestic Star Capital Corp.
August 12, 1999
Page 2



may be limited by equitable principles of general applicability (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding in equity or at law, and may be subject to the discretion of the court before which any proceedings therefor may be brought.

         We hereby consent to the use of this opinion as Exhibit 5.1 of the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

                                         Very truly yours,

                                         DYKEMA GOSSETT PLLC